Filed Pursuant to Rule 433 Registration Statement No. 333-202354 Term Sheet Dated September 8, 2015

Offering Period: September 3, 2015—September 18, 2015

6 Year Barrier Step-Up Notes Linked to the S&P 500® Index

Product Terms

•	6 year Barrier Step-Up Notes linked to the S&P 500® Index
•	The Redemption Amount will be calculated as follows:
o	if the Ending Value is greater than the Step Level,

o	if the Ending Value is less than or equal to the Step Level but greater than or equal to the Starting Value,

Principal Amount + Step Payment

o	if the Ending Value is less than the Starting Value but greater than the Threshold Value,

Principal Amount

o	If the Ending Value is less than or equal to the Threshold Value,

Issuer*:	Bank of America Corporation (“BAC”)
Pricing Date:	Expected to be September 18, 2015
Issue Date:	Expected to be September 25, 2015
Calculation Day:	Expected to be September 20, 2021
Maturity Date:	Expected to be September 27, 2021
Market Measure:	The S&P 500® Index (Bloomberg ticker: “SPX”)
Starting Value:	The closing level of the Market Measure on the pricing date.
Threshold Value:	70% of the Starting Value.
Ending Value:	The closing level of the Market Measure on the calculation day.
Step Level:	At least 156.50% of the Starting Value (to be determined on the pricing date)
Step Payment:	At least 56.50% of the principal amount (to be determined on the pricing date)
CUSIP:	06048WRQ5
Listing:	None
*	As used in this document, references to “we” or “our” are to BAC, as issuer.

Certain Key Product Terms

•	If the Ending Value is greater than or equal to the Starting Value, a positive return equal to the greater of the return represented by the Step Payment and the uncapped participation in the appreciation, if any, of the Market Measure.
•	If the Ending Value is less than or equal to the Threshold Value, full downside participation in the depreciation of the Market Measure.

Hypothetical Returns at Maturity

Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Note (1) (2)	Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-70.00%	$300.00	-70.00%
-60.00%	$400.00	-60.00%
-50.00%	$500.00	-50.00%
-30.00%	$700.00	-30.00%
-20.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
0.00%	$1,565.00	56.50%
10.00%	$1,565.00	56.50%
20.00%	$1,565.00	56.50%
30.00%	$1,565.00	56.50%
40.00%	$1,565.00	56.50%
50.00%	$1,565.00	56.50%
56.50%	$1,565.00	56.50%
60.00%	$1,600.00	60.00%
70.00%	$1,700.00	70.00%
1.	Assumes a Step Payment of $565.
2.	The hypothetical Redemption Amounts set forth above are for illustrative purposes only, are based on hypothetical terms, and may not be the actual returns applicable to you.

Certain Product Risks

•	You may lose up to 100% of your investment. If the Ending Value is equal to or less than the Threshold Value, you will lose 1% of the principal amount for each 1% that the Ending Value is less than Starting Value.
•	The notes do not bear interest.
•	Any payment on the notes is subject to our credit risk.
•	The public offering price you pay for the notes will exceed their initial estimated value.
•	The notes are expected to have limited liquidity.
•	The Redemption Amount will not reflect changes in the level of the Market Measure other than on the calculation day.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.

(See “Additional Risk Considerations” on the next page.)

Additional Risk Considerations

•	If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
•	You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.

The risks set forth in the section entitled “Certain Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the notes. Prior to investing in the notes, you should, in particular, review the “Risk Factors” sections in the preliminary pricing supplement, the product supplement, the prospectus supplement and the prospectus, which set forth important risks related to an investment in the notes.

Additional Information

This term sheet is a general description of the terms of the notes. Please see the full description in the preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/70858/000089109215007974/e65977_424b2.htm

You may access the product supplement, prospectus supplement and prospectus applicable to this offering on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.